Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-476-9200

BNC Bancorp Announces 2008 Fourth Quarter and Full-Year Profits

THOMASVILLE, N.C., / -- BNC Bancorp (NASDAQ: BNCN) today reported earnings for the fourth quarter and the full-year 2008.  For the fourth quarter, net income totaled $626,000 and net income available to common shareholders totaled $483,000, or $0.07 per diluted common share, compared with $1.55 million, or $0.22 per diluted common share, earned in the fourth quarter of 2007.

For the year ended Dec. 31, 2008, net income totaled $3.99 million and net income available to common shareholders totaled $3.85 million, or $0.52 per diluted common share, compared to $7.44 million, or $1.05 per diluted common share, earned for the year ended Dec. 31, 2007.

Operating earnings available to common shareholders for the full year of 2008 totaled $4.12 million, or $0.56 per diluted common share, compared to $7.44 million, or $1.05 per diluted common share in 2007.  The 2008 results exclude $413,000 in after-tax charges relating to a one-time separation of employment settlement and $141,000 in after-tax securities gains, both incurred during the second quarter of 2008.

Total assets as of Dec. 31, 2008 were $1.57 billion, an increase of 39.2 percent compared with $1.13 billion as of Dec. 31, 2007.  Total loans on Dec. 31, 2008 were $1.01 billion, an increase of 8.07 percent from the $932.6 million reported as of Dec. 31, 2007.  Investment securities increased to $422.6 million at the end of 2008, an increase of $334.9 million, or 381.9%, when compared to the $87.7 million outstanding at the end of 2007.  Deposits increased 34.0 percent over the same one-year period.

W. Swope Montgomery, Jr., President and Chief Executive Officer, said, "While our Company is not immune to the effects of the economic slowdown in terms of higher credit costs, we are very pleased with the overall results from the fourth quarter.  During the fourth quarter our Company earned $0.07 per common share, maintained our non-performing assets at manageable levels, increased our capital through our participation in the Capital Purchase Program, effectively and profitably leveraged a portion of this new capital, initiated a Builder Participation Program to help spur housing activity in our local markets and significantly improved our liquidity ratios.  The challenging economy and actions by our Government are unprecedented and we are fully aware of the impact they may have on our industry and on our performance, however, we remain focused on running a safe and sound institution and are convinced that there will be a number of opportunities for those that keep their focus on creating long-term shareholder value.”

“We have devoted a tremendous amount of effort to identifying the risk within our loan portfolio, particularly within the real estate sectors, and are taking what we believe are the appropriate actions to minimize future losses.  We also realize that this is an ongoing, fluid process that requires our constant focus and evaluation.  Unfortunately, there is no perfect template for this type credit cycle, however, we are convinced that recognizing any impairments early, working with those customers who show a desire to honor their obligations, and effectively utilizing both internal and external resources will ultimately lead to the most productive path for our Company and shareholders,” said Montgomery.

Provision for Loan Losses and Asset Quality

“As expected we did see an increase in non-performing assets and credit losses during the quarter," Montgomery continued. "Our company is working very diligently to resolve each of the non-performing relationships and keep our charge-offs at manageable levels.  Despite our efforts to work with our customers to attain a positive resolution, our strategy is to recognize and record impairments promptly, and move troubled assets through our process as quickly as possible.  While the extent or depth of the economic downturn is uncertain, we remain optimistic that our NPA’s and losses will remain manageable; however, we expect they will stay above historical levels throughout 2009.”

Non-performing assets as a percentage of total assets at Dec. 31, 2008 were at 1.17 percent, up from .89 percent as of Sept. 30, 2008, and .54 percent at Dec. 31, 2007.  The allowance for loan and lease losses at Dec. 31, 2008 increased $1.42 million, or 12.1 percent, from year ago levels. The allowance for loan and lease losses of $13.2 million is 1.31 percent of total loans outstanding at the end of 2008, down from 1.38 percent at the prior quarter end, and up from 1.26 percent at the end of 2007.

The fourth quarter provision for loan losses was $2.7 million, an increase of $200,000 compared to the charge for the third quarter of 2008, and up $1.95 million compared to the fourth quarter of 2007.  Net charge-offs for the quarter were $3.3 million, with $1.4 million relating to the resolution of a previously identified workout credit where the loss had been earlier identified and allocated in our internal allowance risk matrix.

Mr. Montgomery noted, “The investment portfolio continues to perform as intended with all investments in government agencies or high quality bank-qualified municipal securities. Company policy has always been to take little credit risk in the investment portfolio and this commitment to quality has served us well during these turbulent times.  To-date, there have been no impairment charges in our investment portfolio.”

Tax equivalent net interest income for the fourth quarter of 2008 increased $630,000 or 7.3 percent compared to the same three-month period in 2007.  Components of the change in net interest income for the comparable quarters were:  the increase in earning assets contributed a $969,000 increase, while the reduction in net interest margin reduced net interest income by $315,000.   The Company reported a tax equivalent net interest margin of 3.02% for the fourth quarter of 2008, compared to 3.19% for the third quarter of 2008, and 3.37% for the fourth quarter of 2007. The decrease in net interest margin over the last fifteen months resulted from the prolonged actions by the Federal Reserve to aggressively reduce key benchmark lending rates.  “Over the coming 12 months we have $637 million in CD’s maturing with an average cost of 3.26%.  If rates remain at current levels, we anticipate significant margin improvement as these deposits reprice,” said Montgomery.

Deployment and Use of Treasury Capital Investment

During the fourth quarter of 2008, the U.S. Treasury invested $31.3 million in BNC Bancorp through the Capital Purchase Program ("CPP"). This program has received much attention in the media, and while there are many written terms and conditions of the program, our reasoning for participating was to better enable our Company to serve our customers and communities with access to affordable and reasonably underwritten consumer and commercial credit.

In the fourth quarter, we took our commitment to the local economy a step further when we announced and began marketing our Builder Participation Program.  This program was designed to provide up to $100 million in available in-house credit to qualified buyers who purchase residential housing inventory listed on our website and currently being financed as part of our residential construction loan portfolio.  With the secondary mortgage market not functioning efficiently, we have stepped up our in-house commitment to help fill that void, and provide our builders with a source for qualified buyers to access affordable and rational credit.  We feel this program is a major commitment on our part to help stabilize the housing market in our communities, and provide credit locally when secondary markets are not functioning as intended.

Also in the fourth quarter, when the Treasury announced their plans to offer capital injections into healthy banks, our management recognized that there were significant advantages to being an early recipient, and therefore we were one of the first to apply for and receive the CPP.  In early November, well before rates in the mortgage backed securities markets began to decline due to aggressive purchases by the Federal Reserve, the Treasury, and other community banks looking to leverage their new capital, management began implementing our strategy to deploy a portion of the CPP capital into government agency mortgage-backed securities.   This strategy resulted in the Company investing $315 million in government backed securities during the fourth quarter with an average tax-equivalent yield of 5.70%.

Growth in Capital

BNC Bancorp’s leverage ratio was 8.77%, up from 7.14% in the third quarter of 2008.  In addition, the Company’s Tier 1 risk-based capital and total risk-based capital ratios were 9.99% and 11.83%, respectively, up from 7.77% and 9.74%, respectively, at Sept. 30, 2008. These increases reflect the $31.3 million of capital invested by the U.S. Treasury on Dec. 5, 2008.

In Dec., the Board of Directors declared a $0.05 per share quarterly dividend, payable Feb. 20, 2009 to shareholders of record on Feb. 6, 2009.  "While there are many companies reducing or eliminating dividends as a result of these challenging economic times, as a result of BNC Bancorp's capital strength and healthy balance sheet, we are pleased to be able to continue our cash dividend at the same annualized rate. The initiation of a quarterly cash dividend signals an ongoing confidence in our Company's long- term strategic plan and ability to generate sufficient capital to fund future dividends and growth opportunities," said W. Swope Montgomery Jr., President and CEO.

BNC Bancorp is the parent Company of Bank of North Carolina, a $1.57 billion commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Welcome and Oak Ridge, North Carolina. In addition, the Bank operates limited service banking offices in Winston-Salem and Mooresville, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Capital Market under the symbol “BNCN.”

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we make written and oral forward-looking statements within the meaning of certain securities laws, including in this press release, in other filings with the U.S. Securities and Exchange Commission, in reports to shareholders and in other communications. These forward-looking statements include, among others, statements with respect to our objectives for 2008 and beyond, and the medium and long terms strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the strength of the North Carolina economy and real estate markets in general and the strength of the local economies and real estate markets within North Carolina in which we conduct operations; the strength of the United States economy; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System in the United States; judicial decisions; the effects of competition in the markets in which we operate; inflation; the timely development and introduction of new products and services in receptive markets; the impact of changes in the laws and regulations regulating financial services (including banking, insurance and securities); changes in tax laws; technological changes; our ability to complete strategic acquisitions and to integrate acquisitions; judicial or regulatory proceedings; changes in consumer spending and saving habits; the possible impact on our businesses of international conflicts and other developments including those relating to the war on terrorism; and our anticipation of and success in managing the risks implicated by the foregoing.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)	For the
	Three Months Ended
	December 31, 2008	December 31, 2007	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$18,041	$19,262	-6.3%
Interest expense	9,340	11,003	(15.1)
Net interest income	8,701	8,259	5.4
Provision for loan losses	2,700	750	260.0
Net interest income after provision for loan losses	6,001	7,509	(20.1)
Noninterest income	1,323	1,483	(10.8)
Noninterest expense	6,945	6,839	1.6
Income before income tax expense	379	2,153	(82.4)
Provision for income taxes	(247)	600	(141.2)
Net income	626	1,553	(59.7)
Preferred stock dividends	143	-	100.0
Net income available to common shareholders	483	1,553	(68.9)

PER SHARE DATA
Earnings per share, basic	$0.07	$0.22	-68.2%
Earnings per share, diluted	$0.07	$0.22	(68.2)

Weighted average common shares outstanding:
Basic	7,354,164	6,914,320
Diluted	7,367,906	7,097,270

PERFORMANCE RATIOS
Return on average assets	0.19%	0.56%
Return on average equity	2.91%	7.61%
Return on average tangible equity	4.33%	11.70%
Net yield on earning assets (taxable equivalent)	3.02%	3.37%
Average equity to average assets	6.43%	7.29%
Efficiency Ratio, fully tax equivalent	65.69%	65.61%
Ratio of net charge-offs to average loans, annualized	1.31%	0.26%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)	For the
	Twelve Months Ended
	December 31, 2008	December 31, 2007	% Change

SUMMARY STATEMENTS OF OPERATIONS
Interest income	$71,034	$73,670	-3.6%
Interest expense	37,426	41,265	(9.3)
Net interest income	33,608	32,405	3.7
Provision for loan losses	7,075	3,090	129.0
Net interest income after provision for loan losses	26,533	29,315	(9.5)
Noninterest income	5,651	5,249	7.7
Noninterest expense	27,782	24,068	15.4
Income before income tax expense	4,402	10,496	(58.1)
Provision for income taxes	414	3,058	(86.5)
Net income	3,988	7,438	(46.4)
Preferred stock dividends	143	-	100.0
Net income available to common shareholders	3,845	7,438	(48.3)

PER SHARE DATA
Earnings per share, basic	$0.53	$1.08	-50.9%
Earnings per share, diluted	0.52	1.05	(50.5)

Weighted average common shares outstanding:
Basic	7,322,723	6,865,204
Diluted	7,396,170	7,088,218

PERFORMANCE RATIOS
Return on average assets	0.32%	0.71%
Return on average equity	4.59%	9.78%
Return on average tangible equity	6.78%	15.58%
Net yield on earning assets (taxable equivalent)	3.17%	3.60%
Average equity to average assets	7.08%	7.31%
Efficiency Ratio, fully tax equivalent	67.66%	61.36%
Allowance for loan losses as a % of total loans	1.31%	1.26%
Non-performing assets to total assets, end of period	1.17%	0.54%
Ratio of net charge-offs to average loans outstanding	0.58%	0.20%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)	For the
	Three Months Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	December 31, 2006
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$18,041	$17,409	$17,182	$18,402	$19,262	$16,616
Interest expense	9,340	8,893	8,983	10,210	11,003	8,509
Net interest income	8,701	8,516	8,199	8,192	8,259	8,107
Provision for loan losses	2,700	2,500	1,150	725	750	780
Net interest income after provision for loan losses	6,001	6,016	7,049	7,467	7,509	7,327
Noninterest income	1,323	1,328	1,625	1,375	1,483	1,152
Noninterest expense	6,945	6,716	7,675	6,446	6,839	5,540
Income before income tax expense	379	628	999	2,396	2,153	2,939
Provision for income taxes	(247)	(119)	84	696	600	878
Net income	626	747	915	1,700	1,553	2,041
Preferred stock dividends	143	-	-	-	-	-
Net income available to common shareholders	483	747	915	1,700	1,553	2,041

Net interest income, as reported	$8,701	$8,516	$8,199	$8,192	$8,259	$8,107
Tax-equivalent adjustment	548	424	421	412	360	411
Net interest income, tax-equivalent	9,249	8,940	8,620	8,604	8,619	8,518

PER SHARE DATA
Earnings per share, basic	$0.07	$0.10	$0.13	$0.23	$0.22	$0.30
Earnings per share, diluted	0.07	0.10	0.12	0.23	0.22	0.29

Weighted average common shares outstanding:
Basic	7,354,164	7,357,677	7,299,672	7,278,648	6,914,320	6,698,899
Diluted	7,367,906	7,402,167	7,410,722	7,422,815	7,097,902	7,026,623

PERFORMANCE RATIOS
Return on average assets	0.19%	0.25%	0.31%	0.59%	0.56%	0.88%
Return on average equity	2.91%	3.45%	4.20%	7.90%	7.61%	11.32%
Return on average tangible equity	4.33%	5.10%	6.20%	11.73%	11.70%	19.13%
Net yield on earning assets (taxable equivalent)	3.02%	3.19%	3.19%	3.29%	3.37%	4.09%
Average equity to average assets	6.43%	7.14%	7.29%	7.43%	7.29%	7.77%
Non-performing assets to total assets, end of period	1.17%	0.89%	0.89%	0.67%	0.54%	0.24%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)	As of
	December 31, 2008	December 31, 2007	% Change
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$1,007,788	$932,562	8.1%
Allowance for loan losses	13,210	11,784	12.1
Loans, net of allowance for loan losses	994,578	920,778	8.0
Securities, available for sale	422,564	86,683	387.5
Total Assets	1,572,876	1,130,112	39.2

Deposits:
Noninterest-bearing deposits	61,927	67,552	(8.3)
Interest-bearing demand and savings	183,310	216,896	(15.5)
CD's and other time deposits	900,776	570,682	57.8
Total deposits	1,146,013	855,130	34.0
Borrowed Funds	299,856	182,641	64.2
Total interest-bearing liabilities	1,383,942	970,219	42.6
Shareholders' Equity	120,680	86,392	39.7

	As of
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	December 31, 2006
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$1,007,788	$1,006,866	$999,207	$983,076	$932,562	$774,664
Allowance for loan losses	13,210	13,894	12,455	12,197	11,784	10,400
Loans, net of allowance for loan losses	994,578	992,972	986,752	970,879	920,778	764,264
Securities, available for sale	422,564	107,372	94,175	88,646	86,683	76,700
Total Assets	1,572,876	1,262,581	1,213,817	1,186,172	1,130,112	951,731

Deposits:
Noninterest-bearing deposits	61,927	64,880	67,969	72,647	67,552	65,932
Interest-bearing demand and savings	183,310	183,370	191,287	208,639	216,896	189,624
CD's and other time deposits	900,776	776,978	670,070	647,342	570,682	531,221
Total Deposits	1,146,013	1,025,228	929,326	928,628	855,130	786,777
Borrowed Funds	299,856	146,306	191,849	163,663	182,641	86,386
Total interest-bearing liabilities	1,383,942	1,106,654	1,053,206	1,019,644	970,219	807,231
Shareholders' Equity	120,680	84,885	86,145	86,776	86,392	72,523

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)
	For the Three Month Period Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	December 31, 2006
SELECTED BALANCE SHEET DATA
Quarterly average balances

Loans, net of allowance for loan losses	998,644	992,383	982,923	949,627	909,571	745,829
Securities, available for sale	197,878	105,804	91,068	88,336	81,632	72,504
Total earning assets	1,222,102	1,110,553	1,085,176	1,048,980	1,008,427	826,706
Total Assets	1,328,919	1,219,177	1,200,266	1,160,622	1,109,313	922,335

Deposits:
Noninterest-bearing deposits	72,586	69,599	70,805	73,139	68,992	70,140
Interest-bearing demand and savings	173,218	181,599	197,135	214,563	215,630	186,793
CD's and other time deposits	822,048	721,192	658,980	592,452	590,648	495,338
Total Deposits	1,067,852	972,390	926,920	880,154	875,270	752,271
Borrowed Funds	169,431	154,906	180,267	188,195	149,254	95,948
Total interest-bearing liabilities	1,164,697	1,057,697	1,036,382	995,210	955,532	778,079
Shareholders' Equity	85,447	87,024	87,518	86,278	80,919	71,752